PROSPECTUS and	PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each	Dated July 6, 2023
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $30,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$500,000,000 Floating Rate Senior Notes Due July 3, 2025

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXA2 / US24422EXA27

Date of Issue:	July 11, 2023

Maturity Date:	July 3, 2025

Principal Amount:	$500,000,000

Interest Rate Basis:	Compounded SOFR

Index Maturity:	Daily

Spread:	+50 basis points

Initial Interest Rate:	Compounded SOFR determined on September 26, 2023 plus the Spread, accruing from and including July 11, 2023 to but excluding the first Interest Payment Date, calculated as described herein

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date

Interest Payment Dates:	Quarterly on the 3rd of January, April, July and October, commencing on October 3, 2023 (short first coupon) and ending on the Maturity Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Date of Issue) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Date of Issue to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Minimum Interest Rate:	0.000%

Price to Public:	100.000% plus accrued interest, if any, from July 11, 2023

Business Day:	New York and U.S. Government Securities Business Day

Business Day Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	BofA Securities, Inc.	$500,000,000
	Total	$500,000,000
	The above Agent has agreed to purchase the principal amount of Notes, opposite its name as principal, at a price of 99.925% plus accrued interest, if any, from July 11, 2023.